Exhibit 13.14

Turning Users’ Social Capital to a Financial Stake in the Network
https://www.dropbox.com/s/1sjt6c4c4oqvbkx/YONATHAN%20CUT%202.mp4?dl=0
[Notice: No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy Props Tokens can be accepted and no part of any purchase price can be received until an offering statement is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person’s indication of interest involves now obligation or commitment of any kind.
This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our plans for developing the platform and future utility for the Props Token, future qualification or our Reg A+ offering and launch of our network, and collaborations and partnerships. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. We cannot assure you that the forward-looking statements will prove to be accurate.]
>>YONATAN: My name is Yonatan and I’m with Props. Props is a project that intends to change the way power is distributed across internet networks. Think of some of your favorite apps – your Uber, Instagram, Snapchat, YouTube, these are actually networks worth hundreds of billions of dollars, but, all that value usually ends up in the hands of very few and doesn’t flow to the millions of power users that are actually driving these networks. When Snapchat IPO for $25MM content creators saw zero dollars. When Uber IPO, just two weeks ago, their drivers went to the streets and protested. So, what Props – but that shows is this incredible disconnect with the value of networks and the value that users actually get. What Props tries to do is to bridge that gap and better align these networks. We have a lot of experience in that, we’ve been running YouNow, a live video app with 46 million registered users, over $60MM in revenue generated over the years from the sales of an in-app currency that we launched in 2014. We have been sharing the revenues, all that currency with our content creators, but when they come up to us and pointed to this problem and the disproportionate allocation of the value that is generated on the network, we listened very carefully. That’s how Props came to life two years ago we started building it. In order to turn the social capital that is generated on internet networks into a stake in the network and the way to do that, in our view, is not by rebuilding the internet from the ground up in a centralized way, which is a noble but a very difficult task. We thought we would do it by going to where users are already spending time and engaging and how we take the value on these networks, tokenize them and allocate them differently; and we do that with a particular simple structure that we created. The way it works is that Props are kind of like your proof of work in the app; the more work you do as a user in the app, the more Props you earn. In that sense, they are kind of like loyalty points, but they are a loyalty points system with a killer feature – you can cash them out or you can hold on to them and benefit from in-app perks and have them attached to the value of the network, assuming once exchanges are up and live, etc.

So, with all that in mind, what we are trying to do right now is go to regular apps – we’ve created this token, this blockchain infrastructure and have wrapped it into very simple APIs and any app that wants to deploy this loyalty system with a killer feature and better align with their best and most valuable users can do that, drive more value for these users, and ultimately grow the network, benefit from currency networks effects and kind of do the right thing by their users. Thank you very much.